                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports First Quarter Results
Comparisons to Q1 2020
•Total Company first quarter sales increased 38.4%
•Soma’s extraordinary sales continued and increased 65%
•Gross margin improved to 32.7%
•SG&A expense remained flat and declined sequentially
•Liquidity remains strong with cash and marketable securities of $102.4 million with no additional borrowings

Fort Myers, FL - June 8, 2021 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the fiscal 2021 thirteen weeks ended May 1, 2021 (the “first quarter”).
“Our first quarter results underscore the tremendous progress we are making in our turnaround strategy and the power of our three unique brands and being a digital-first, customer-led company,” said Molly Langenstein, Chico’s FAS Chief Executive Officer and President.
“The strong first quarter performance across all three brands was fueled by our significant improvements in product and marketing, which drove full price selling. Our momentum started in the fourth quarter of fiscal 2019, stalled by the pandemic, is now back on track to deliver meaningful growth in the years to come. Soma®, which posted a 65% sales increase over last year’s first quarter, remains on track to be one of the largest intimate apparel brands in the country. At Chico’s® and White House Black Market®, elevated styling and quality are leading to faster sell through rates and customer enthusiasm. Operating discipline, strategically planned inventories and the ongoing benefit of cost actions, are further expanding margins and contributing to our return to profitable growth.
“Our progress is measurable and the opportunities planned throughout the coming year will continue driving sales growth, even deeper customer loyalty and market share gains,” Langenstein added.

Business Highlights
The Company’s first quarter highlights include:
•Continued extraordinary sales growth at Soma: Soma posted sales growth of 65% over the thirteen weeks ended May 2, 2020 (“last year’s first quarter”) and a 39% comparable sales growth over the thirteen weeks ended May 4, 2019 (the “first quarter of fiscal 2019”). According to market research firm NPD, Group Inc., for the 12 months ended April 2021, Soma's growth exceeded that of the U.S. apparel market, was in the top ten brands for non-sport bras and panties, and was in the top five brands in the sleepwear market. We believe this is compelling evidence Soma is well positioned and on track to accelerate market share gains.
•Improving sales performance at Chico’s and White House Black Market (“WHBM”): Chico’s and WHBM are continuing to benefit from improvements in styling and quality. We’ve embraced the comfort culture and developed innovative fabrics and technology to provide comfort features. The bottoms business in both apparel brands was strong. Inventories are lean and demand outpaced supply. Inventory productivity is high, strategically fueling more full price sales.
•Enhanced marketing continued to drive traffic as well as new customers: Chico’s FAS continues to elevate its marketing efforts with digital storytelling, social influencers and organic social efforts. Enhanced marketing initiatives are driving new customer acquisition across all three brands, with new and reactivated customers growing on a monthly basis in the first quarter. The average age of new customers continues to drop, reinforcing the runway for all three brands.
•Strong balance sheet: The Company ended the first quarter with more than $102 million in cash and marketable securities. Borrowings on the $300 million credit facility remain unchanged at $149 million.
•Improved gross margin: Gross margin rate improved to 32.7% in the first quarter, exceeding each quarter’s performance in fiscal 2020.
•Continued cost discipline: Selling, general and administrative (“SG&A”) expenses were essentially flat year-over-year and declined to a 34.6% rate for the first quarter, an improvement over the fourth quarter fiscal 2020 rate of 35.3%, reflecting continued cost discipline and the ongoing benefit of cost savings realized last year.
•Obtained additional meaningful rent reductions: In the first quarter of fiscal 2021, Chico's FAS obtained additional rent reduction commitments from landlords of $10 million; this is in addition to the $65 million of reductions and abatements negotiated during fiscal 2020.
•Shop-in-shops: Soma shop-in-shops successfully opened inside Chico’s stores and are exceeding expectations. 47 shop-in-shops will be open by mid-June 2021.

Overview of Financial Results
For the first quarter, the Company reported a net loss of $8.9 million, or $0.08 loss per diluted share, compared to a net loss of $178.3 million, or $1.55 loss per diluted share, for last year’s first quarter. Last year’s first quarter net loss included $134.8 million, or $1.17 per share, in significant after-tax non-cash charges as presented in the accompanying Summary of Significant Non-Cash Charges table.

Sales
For the first quarter, net sales were $388.0 million compared to $280.3 million in last year’s first quarter. This 38.4% increase primarily reflects the impact of temporary store closures during last year’s first quarter, partially offset by 39 net permanent store closures since last year’s first quarter. Total Company comparable sales for the first quarter compared to the first quarter of fiscal 2019 were down 21.7%, Soma was up 39.3%, and the apparel brands were down 32.9%. Total Company on-hand inventories at the end of the first quarter were down 21.0%, Soma was up 12.9%, and the apparel brands were down 35.3%; correlating sales and on-hand inventory.

Gross Margin
For the first quarter, gross margin was $126.8 million, or 32.7% of net sales, compared to $(11.1) million, or (4.0)% of net sales, in last year’s first quarter. The year-over-year improvement in gross margin rate primarily reflects the impact of significant non-cash charges in last year’s first quarter, as reflected in the accompanying Summary of Significant Non-Cash Charges table, improved leverage of occupancy costs with rising sales and margin expansion as a result of less promotional activity.

Selling, General and Administrative Expenses
    For the first quarter, SG&A expenses were $134.3 million, or 34.6% of net sales, compared to $130.2 million, or 46.4% of net sales, for last year’s first quarter, primarily reflecting continued cost savings initiatives and sales leverage. The first quarter SG&A expense rate of 34.6% improved over the 35.9% rate in the first quarter of fiscal 2019, reflecting the impact of cost savings initiatives which more than offset sales deleverage.

Income Taxes
    For the first quarter, the effective tax rate was 3.3% compared to 30.0% for last year’s first quarter. The 3.3% effective tax rate for the first quarter primarily reflects a change in the valuation allowance and favorable state audit settlements, offset by share-based compensation expense and a provision for state income and foreign withholding taxes. The 30.0% effective tax rate for last year’s first quarter primarily reflects benefits provided by the enactment of the Coronavirus Aid, Relief, and Economic Security Act, partially offset by the unfavorable impact of the Company’s book goodwill impairment and share-based compensation expense incurred during last year’s first quarter.

Cash, Marketable Securities and Debt
    At the end of the first quarter, cash and marketable securities totaled $102.4 million compared to $117.6 million at the end of last year’s first quarter. Debt at the end of the first quarter totaled $149.0 million, remaining unchanged from the end of last year’s first quarter.
At the end of the fourth quarter of fiscal 2020, cash and marketable securities totaled $109.4 million. The $7.0 million decrease in cash and marketable securities primarily reflects rent and other liability settlements as well as acceleration of vendor payments, partially offset by an improvement in other cash flow components.

Inventories
    At the end of the first quarter, inventories totaled $209.7 million compared to $273.1 million at the end of last year’s first quarter. This $63.5 million, or 23.2%, decrease primarily reflects conservative inventory management to better align inventory and assortments with consumer demand.

Fiscal 2021 Outlook
Given the ongoing market volatility and related uncertainty caused by the COVID-19 pandemic, the Company is not providing specific fiscal 2021 guidance at this time.
The Company is, however, providing information on its planning expectations for the fiscal 2021 full year. At this time, the Company expects:
•Consolidated year-over-year net sales improvement between 28% to 34%;
•Gross margin rate improvement of 18 to 20 percentage points over last fiscal year;
•SG&A as a percent of net sales to improve 500 to 600 basis points year-over-year; and
•Income tax expense of approximately $0.5 million.

Conference Call Information
    The Company is hosting a live conference call on Tuesday, June 8, 2021 beginning at 8:00 a.m. ET to review the operating results for the first quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
    The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 9636050, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
    Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, WHBM and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.

    Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through Style Connect, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
    As of May 1, 2021, the Company operated 1,293 stores in the U.S. and sold merchandise through 66 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third-party channels.
    To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2021 Outlook,” relate to expectations and projections regarding the Company’s future performance and may include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar terms. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the effects of the pandemic and uncertainties about its depth and duration, new variants of COVID-19 that have emerged, and the speed, efficacy and availability of vaccine and treatment developments, as well as the impacts to general economic conditions and the economic slowdown affecting consumer behavior and discretionary spending (before and after the pandemic) and any ongoing temporary store restrictions (including reduced hours or capacity) due to government mandates; the effectiveness of store reopenings, cost reduction initiatives (including our ability to effectively restructure our lease portfolio to obtain future rent relief), the extent, availability and effectiveness of any pandemic stimulus packages or loan programs, including the Coronavirus Aid, Relief, and Economic Security Act, the ability of our third-party business partners, including our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, staffing shortages, liquidity challenges, bankruptcy filings by other industry participants and other disruptions due to the pandemic, the impact of the pandemic on our manufacturing operations in China, and trends in consumer behavior and spending during and after the end of the pandemic; our ability to successfully implement any alternatives that we pursue including our ability to achieve the cost savings described in this release; government actions and policies; increases in unemployment rates and taxes; local, regional, national and international economic conditions; changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; future permanent store closures; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s organizational restructure and five fiscal 2021 operating priorities which are: continuing our ongoing digital transformation; further refining product through fit, quality, fabric and innovation; driving increased customer engagement through marketing; maintaining our operating and cost discipline; and further enhancing the productivity of our real estate portfolio; cyber security or other data or security breaches; sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful transition of members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs that could impact, among other things, our sourcing from foreign suppliers; the risk that future legislation may prohibit certain imports from China; and significant shifts in consumer behavior. Other risk factors are detailed in the Company’s Annual Report on Form 10-K and, from time to time, the Company’s Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward-looking statements contained herein. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 1, 2021		May 2, 2020
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$177,021	45.6%	$131,437	46.9%
White House Black Market	104,047	26.8	83,920	29.9
Soma	106,893	27.6	64,907	23.2
Total Net Sales	387,961	100.0	280,264	100.0
Cost of goods sold	261,166	67.3	291,359	104.0
Gross Margin	126,795	32.7	(11,095)	(4.0)
Selling, general and administrative expenses	134,319	34.6	130,171	46.4
Goodwill and intangible impairment charges	—	0.0	113,180	40.4
Loss from Operations	(7,524)	(1.9)	(254,446)	(90.8)
Interest expense, net	(1,705)	(0.5)	(344)	(0.1)
Loss before Income Taxes	(9,229)	(2.4)	(254,790)	(90.9)
Income tax benefit	(300)	(0.1)	(76,500)	(27.3)
Net Loss	$(8,929)	(2.3)%	$(178,290)	(63.6)%
Per Share Data:
Net loss per common share - basic	$(0.08)		$(1.55)
Net loss per common and common equivalent share – diluted	$(0.08)		$(1.55)
Weighted average common shares outstanding – basic	116,689		115,574
Weighted average common and common equivalent shares outstanding – diluted	116,689		115,574
Dividends declared per share	$—		$0.09

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 1, 2021	January 30, 2021	May 2, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$83,874	$90,791	$89,841
Marketable securities, at fair value	18,511	18,559	27,755
Inventories	209,668	203,983	273,126
Prepaid expenses and other current assets	39,701	30,565	35,848
Income taxes receivable	57,513	58,140	66,834
Total Current Assets	409,267	402,038	493,404
Property and Equipment, net	223,898	241,370	285,714
Right of Use Assets	554,795	586,061	612,161
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	6,164
Other assets, net	21,038	24,049	42,901
Total Other Assets	42,398	45,409	65,425
	$1,230,358	$1,274,878	$1,456,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$128,230	$116,506	$140,396
Current lease liabilities	184,296	194,551	190,811
Other current and deferred liabilities	116,764	120,729	108,707
Total Current Liabilities	429,290	431,786	439,914
Noncurrent Liabilities:
Long-term debt	149,000	149,000	149,000
Long-term lease liabilities	480,537	515,797	520,323
Other noncurrent and deferred liabilities	11,936	11,863	6,630
Deferred taxes	1,313	1,313	30
Total Noncurrent Liabilities	642,786	677,973	675,983
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,226	1,197	1,196
Additional paid-in capital	500,453	498,488	493,140
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	150,968	159,765	341,563
Accumulated other comprehensive gain (loss)	30	64	(697)
Total Shareholders’ Equity	158,282	165,119	340,807
	$1,230,358	$1,274,878	$1,456,704

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Cash Flows from Operating Activities:
Net loss	$(8,929)	$(178,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill and intangible impairment charges	—	113,180
Inventory write-offs	—	43,101
Depreciation and amortization	13,432	17,777
Non-cash lease expense	47,737	51,018
Right of use asset impairment	—	2,442
Loss on disposal and impairment of property and equipment, net	31	18,637
Deferred tax benefit	10	(22,067)
Share-based compensation expense	2,815	1,704
Changes in assets and liabilities:
Inventories	(5,685)	(69,490)
Prepaid expenses and other assets	(37)	3,748
Income tax receivable	627	(59,703)
Accounts payable	11,900	5,966
Accrued and other liabilities	(4,190)	(7,537)
Lease liability	(62,111)	(19,119)
Net cash used in operating activities	(4,400)	(98,633)
Cash Flows from Investing Activities:
Purchases of marketable securities	(139)	(5,191)
Proceeds from sale of marketable securities	140	41,156
Purchases of property and equipment	(1,697)	(6,464)
Net cash (used in) provided by investing activities	(1,696)	29,501
Cash Flows from Financing Activities:
Proceeds from borrowings	—	106,500
Proceeds from issuance of common stock	1	252
Dividends paid	—	(10,686)
Payments of tax withholdings related to share-based awards	(822)	(933)
Net cash (used in) provided by financing activities	(821)	95,133
Effects of exchange rate changes on cash and cash equivalents	—	(132)
Net (decrease) increase in cash and cash equivalents	(6,917)	25,869
Cash and Cash Equivalents, Beginning of period	90,791	63,972
Cash and Cash Equivalents, End of period	$83,874	$89,841

Supplemental Detail on Net Loss Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of loss per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net loss per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net loss per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen weeks ended May 1, 2021 and May 2, 2020, potential common shares were excluded from the computation of diluted loss per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net loss per basic and diluted share shown on the face of the accompanying condensed consolidated statements of loss (in thousands, except per share amounts):

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Numerator
Net loss	$(8,929)	$(178,290)
Net income and dividends declared allocated to participating securities	—	(358)
Net loss available to common shareholders	$(8,929)	$(178,648)

Denominator
Weighted average common shares outstanding – basic	116,689	115,574
Dilutive effect of non-participating securities	—	—
Weighted average common and common equivalent shares outstanding – diluted	116,689	115,574

Net loss per common share:
Basic	$(0.08)	$(1.55)
Diluted	$(0.08)	$(1.55)

Supplemental Detail on Significant Non-Cash Charges
A summary of significant non-cash charges related to the impact of the COVID-19 pandemic (the “pandemic”) on last year’s first quarter results is presented in the table below:

Summary of Significant Non-Cash Charges (1)

	Thirteen Weeks Ended
	May 2, 2020
	Amount, pre-tax (4)	% of Net Sales (4)	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs (2)	$43,101	15.4%	$26,091	$0.23
Long-lived store asset impairment (2)(3)	18,493	6.6	13,907	0.12
Right of use store asset impairment (2)	2,442	0.9	1,837	0.02
Total significant charges impacting gross margin	64,035	22.8	41,835	0.37
Goodwill and intangible impairment charges:
Goodwill impairment (2)	80,414	28.7	68,362	0.59
Indefinite-lived asset impairment (2)	32,766	11.7	24,640	0.21
Total significant goodwill and intangible impairment charges	113,180	40.4	93,002	0.80
Total significant non-cash charges	177,215	63.2%	$134,837	$1.17
(1) All significant charges relate to the impact of the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Presented pre-tax.
(3) Primarily includes impairment on leasehold improvements at certain underperforming stores.
(4) May not foot due to rounding.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended May 1, 2021
(Unaudited)

	January 30, 2021	New Stores	Closures	May 1, 2021
Store Count:
Chico’s frontline boutiques	517	—	(4)	513
Chico’s outlets	123	—	—	123
WHBM frontline boutiques	347	—	(3)	344
WHBM outlets	56	—	(1)	55
Soma frontline boutiques	241	—	(1)	240
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,302	—	(9)	1,293

	January 30, 2021	New Stores	Closures	Other Changes in SSF	May 1, 2021
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,411,356	—	(12,548)	—	1,398,808
Chico’s outlets	309,921	—	—	—	309,921
WHBM frontline boutiques	814,157	—	(7,182)	—	806,975
WHBM outlets	117,484	—	(2,337)	—	115,147
Soma frontline boutiques	454,557	—	(1,758)	—	452,799
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,141,804	—	(23,825)	—	3,117,979
As of May 1, 2021, the Company’s franchise operations consisted of 66 international retail locations in Mexico and 2 domestic airport locations.